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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 4, 2002
                                                           ------------

                         FIRST FEDERAL BANCSHARES, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                         0-30753                37-1397683
      --------                      -------------             ----------
(State or other Jurisdiction of     (Commission             (IRS Employer
incorporation or organization)      File Number)            Identification No.)


                109 East Depot Street, Colchester, Illinois 62326
                -------------------------------------------------
                    (Address of principal executive offices)

                                 (309) 776-3225
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)








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ITEM 5.     OTHER EVENTS.
            -------------

      On June 4, 2002, First Federal Bancshares, Inc. ("First Federal Bancshares"), the parent company of First Federal Bank, and PFSB Bancorp, Inc. ("PFSB Bancorp"), the parent company of Palmyra Savings, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which PFSB Bancorp will merge with and into First Federal Bancshares. Concurrently with the merger, Palmyra Savings will merge with and into First Federal Bank.

      Under the terms of the agreement, PFSB Bancorp shareholders may elect to receive either shares of First Federal Bancshares common stock, $21.00 in cash or a combination of stock and cash in exchange for their shares of PFSB Bancorp common stock. The elections of PFSB Bancorp shareholders will be subject to the requirement that 50% of PFSB Bancorp shares be exchanged for cash and 50% be exchanged for First Federal Bancshares common stock. To the extent they receive shares of First Federal Bancshares, the transaction is expected to be tax-free to PFSB Bancorp shareholders.

      The number of shares of First Federal Bancshares common stock into which each PFSB Bancorp share will be exchanged will be based on the price of First Federal Bancshares common stock over a measurement period prior to the closing, as follows:

Average closing price of
First Federal Bancshares common stock
during measurement period                       Exchange Ratio
-------------------------                       --------------
1.  $13.09 or less                              1.  1.364

2.  Greater than $13.09 and less than $14.83    2.  $17.85 divided by average closing price

3.  $14.83 or more and less than $20.07         3.  1.203

4.  $20.07 or more                              4.  $24.15 divided by average closing price


      PFSB Bancorp may elect to terminate the agreement if the value of First Federal Bancshares stock declines below $13.09 and underperforms the SNL Thrift Index w/ Assets <$250M by 15% during a specified measurement period. Prior to PFSB Bancorp terminating the agreement under such circumstances, First Federal Bancshares may elect to increase the exchange ratio.

      The transaction is expected to close in the fourth quarter of 2002. It is subject to certain conditions, including the approval of the shareholders of PFSB Bancorp and the receipt of regulatory approval. Each of the directors of PFSB Bancorp, who hold in the aggregate approximately 6.9% of the outstanding shares of PFSB Bancorp, have agreed to vote their shares in favor of the merger.

      First Federal Bancshares' management team and board of directors will remain intact following the merger. One member of PFSB Bancorp's board of directors will be added to the boards of directors of First Federal Bancshares and First Federal Bank.


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      The board of directors of First  Federal  Bancshares  has  authorized  the repurchase of up to 300,000 shares of its common stock in connection with the merger for the purpose of issuing the repurchased shares to shareholders of PFSB Bancorp. In addition, First Federal Bancshares may purchase up to 5% of PFSB Bancorp's common stock in the open market prior to completion of the merger.

      The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which incorporated herein by reference in its entirety.

      A press release announcing the transaction was issued on June 4, 2002, a copy of which is filed as Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.


ITEM 7.     FINANCIAL STATEMENTS AND OTHER EXHIBITS.
            ----------------------------------------

            Exhibit 2.1    Agreement  and Plan of Merger  dated  June 4,
                           2002 by and between First Federal Bancshares, Inc. and PFSB Bancorp, Inc.

            Exhibit 99.1   Press release dated June 4, 2002.





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FIRST FEDERAL BANCSHARES, INC.


Dated:  June 6, 2002                  By: /s/ James J. Stebor
                                          --------------------------------------
                                          James J. Stebor
                                          President and Chief Executive Officer






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